Exhibit 4.1

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

Purpose	Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), wishes to provide an arrangement to permit certain senior executives to defer their compensation for retirement or other purposes and to receive notional investment returns measured by highly speculative investments. To further these objectives, the Company hereby sets forth the Barclays Bank PLC Senior Management Deferred Compensation Plan (the “Plan”), effective as of February 10, 2004 (the “Effective Date”). Under this Plan, the Administrator will permit participating individuals to defer part of their Salary or Bonus (“Deferrals”) under the Plan.

Participants	The Administrator will select the senior executives who are eligible for participation in this Plan. Unless the Administrator determines otherwise, persons eligible under this Plan will be the Company’s Managing Directors. Eligible individuals become “Participants” when the Administrator permits Deferrals or accepts Assumed Obligations by such persons. Neither the existence of this Plan nor any person’s participation in it creates any obligation to continue that person as a Participant.

This Plan is an unfunded plan maintained primarily for the purpose of retaining key employees by providing deferred compensation for a select group of management and/or highly-compensated employees. Such plans are described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and this Plan must be interpreted and administered in a manner consistent with that intent.

If a Participant’s participation in the Plan ends for any reason but he or she remains employed by the Company, an Eligible Affiliate, or a successor employer, his or her distribution rights will continue to be covered by the terms of the Plan and all other terms of the Plan will continue to apply to his or her Account. The Administrator may make a distribution in its sole discretion in this or any other situation if it determines holding such Account could undermine the intended treatment of this Plan under ERISA.

“Employee” means any person the Company or a Participating Affiliate employs on a regular, full-time salaried basis who is paid from a United States payroll.

Deferrals	The Administrator may permit Participants to defer a portion of their Bonuses (and/or Salary) for any Fiscal Year to the Plan. (The “Fiscal Year” is the Company’s annual accounting year ending as of December 31.) The Deferral elections will be irrevocable (subject to Deferral Modification below). Deferral amounts are fully vested when made.

Election Timing	The Participant must enter into the election before the period of time in which he or she earns the deferred compensation and in accordance with procedures the Administrator establishes. Except as the Administrator otherwise provides, the deadline for Deferral election (i) for Salary is December 31 of the year preceding the year in which the Participant earns the Salary and (ii) for Bonuses is August 1 of the year preceding the Fiscal Year in which the Participant may receive a discretionary Bonus. As soon as practicable after the date on which the deferred amounts would otherwise have been paid to the Participant, the Company will credit the Deferrals to the Participant’s Account (with notional earnings and losses beginning only after further designation of Notional Investments).

Newly eligible Employees may elect to participate by completing a deferral election form provided by the Administrator. If such Employee fails to return a completed deferral election form by the 30th day following notification of eligibility to participate (or such other earlier deadline as the Administrator may determine), the Employee will be treated as having elected not to defer any compensation under this Plan for that Fiscal Year. Elections from newly eligible Employees will apply to compensation (including guaranteed Bonuses) earned after the date of election.

In the sole discretion of the Administrator, this Plan may assume responsibility for Deferrals made by Participants under another deferred compensation plan (the “Assumed Obligations”). Assumed Obligations are subject to the elections of Deferrals and distributions alternatives and payout methods elected under the plans at which the elections were made.

Salary	“Salary” means a Participant’s base pay, before reduction (i) for taxes, (ii) for any before-tax contributions made on the Participant’s behalf under benefit plans such as the Barclays Bank

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

PLC Thrift Savings Plan, and (iii) under the Participant’s election of benefits or coverage under a “cafeteria” plan, as described in Sections 125 or 129 of the Internal Revenue Code of 1986 (the “Code”) or not included in income under Section 132(f) of the Code.

Bonus	“Bonus” means a discretionary award payable under the cash bonus plan of the Company or a Participating Affiliate or other cash bonus payable to the Participant by the Company or Participating Affiliate. “Bonus” excludes any severance pay, sign-on bonus, or equity buy-out for cash.

Limits	A Participant’s Deferral may not result in a reduction of his or her nondeferred compensation for the period to an amount below that necessary to satisfy applicable employment taxes on deferred and nondeferred compensation, benefit plan withholding amounts, and income tax withholding for nondeferred compensation. The Administrator may impose additional limitations on the Deferral amounts and other terms and conditions of deferrals under the Plan, including minimum and/or maximum periods of deferral.

Deferral Modification	The Administrator may establish further rules regarding the amount that any Participant may defer, may expand upon or further limit the sources or types of the compensation deferred, and may establish further limitations on Deferrals of Salary and/or Bonuses, including but not limited to reducing Participants’ deferral percentages and establishing limitations relating to particular employment positions, compensation levels, or grades of employees. The Administrator will advise affected Participants in writing of such rules or limitations applying to them before the start of any Fiscal Year (except when it considers that timing to be impractical under the circumstances), and to the extent required, such changes will override the provisions found in this Plan.

Accounts	The Administrator will establish Accounts for Participants. An Account is the separate bookkeeping account that the Administrator creates and maintains to reflect the interests of each Participant, Deferrals from Salary, and Deferrals from Bonuses, and hypothetical gains, losses, interest, and dividends allocated to such amounts. An Account will also reflect any liabilities the Administrator determines the Plan should assume in connection with any prior or contemporaneous deferred compensation plan of the Company or any Eligible Affiliate, whether as a result of acquisition or otherwise, as an Assumed Obligation.

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

Earnings/Losses	The Administrator will reflect in the records of an Account the value of any notional earnings and losses on each Account under the Notional Investments.

Expenses	Each Account will bear the notional expenses that would apply if the Participant were able to invest in the Notional Investments selected for his or her account, as well as an equitable share of any expenses the Company incurs in administering the Plan.

Notional Investments	The Administrator will select such mutual funds and other investment vehicles as it considers appropriate for measuring investment performance (“Notional Investments”) and allow Participants to designate (and, from time to time, reallocate) the one or more Notional Investments that the Participant requests. The Administrator may make available or discontinue any Notional Investment at any time, in its sole discretion. Notional Investments will be used to reflect hypothetical investment returns as soon as practicable after the Administrator accepts a Participant’s request, taking into account the principles described in Illiquidity of Notional Investments below. The Administrator may, in its sole discretion, restrict allocations or reallocations by some or all Participants into or out of specific Notional Investments and specify other rules, including frequency and minimum and maximum amounts for allocation or reallocation.

Illiquidity of Notional Investments	Because the Administrator expects to make available Notional Investments that may provide greater risk and return than have previously been available to Participants, the Administrator may delay any distribution to coincide with any restrictions that third party investment vehicles would have required if the Participant had been able to invest directly in the vehicle (or, if more restrictive, any timing restrictions actually imposed by the investment vehicle on any investment by the Company). As a condition to electing any Notional Investment that provides liquidity less frequently than daily, Participants must agree to the possible delay in payment.

Distributions

General Rule	Unless earlier distributable under another provision of the Plan, the Participant’s Account will be distributed according to the Participant’s elected distribution date and method. The Participant may elect a distribution commencement date that is either a date in the year following the Participant’s Retirement or no earlier than two years following March 31 of the year in with the Participant

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

would have otherwise received the Salary or Bonus. Distributions (and installment payments) will be made only on or around March 31, June 30, September 30, or December 31, except as provided under Illiquidity of Notional Investments. If the Participants fails to make a valid election of distribution method, the Administrator will provide for payment no later than 30 days following Retirement or Job Elimination (or, if in the form of annual installments, the first March 31, June 30, September 30, or December 31, following such 30th day).

Retirement	A Participant may elect, when making the Deferral election, to have benefits paid on Retirement rather than at a fixed future date. “Retirement” or “retired” refer to a person’s leaving employment with the Company and all Eligible Affiliates at or after reaching (i) age 55 with a 10 year period of service or (ii) 65 with a five year period of service. “Periods of service” refer to the time elapsed from date of employment through the date used above, without reduction for authorized leaves of absence.

Job Elimination	A Participant may elect, when making the Deferral election, to have benefits paid on Job Elimination rather than at a fixed future date. For this purpose, “Job Elimination” means the elimination of an employee’s position with the Company and all Eligible Affiliates, as the Administrator (or its designee) determines in its sole and absolute discretion in accordance with its policies.

Death	The Participant’s Account balance (if any) will be distributed as a lump sum payment to his or her Beneficiary or estate within 120 days after confirmation of the Participant’s death, notwithstanding any prior election the Participant made to defer distribution, unless the Participant has specified a different permissible schedule for payments on death. The following rules apply to distributions if a Participant dies:

The Administrator will only direct a distribution after it receives such evidence of the Participant’s death and of the right of any Beneficiary to receive payment as the Administrator considers necessary.

The Participant may designate one or more beneficiaries (the “Beneficiaries”) to receive a distribution payable under the preceding paragraph and may revoke or change such a designation at any time. If and to the extent applicable law requires, the spouse of a married Participant

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

must consent to the designation of any Beneficiary other than the spouse, unless the spouse cannot be located or the Administrator, in its sole and absolute discretion, determines in a particular case, that it would be appropriate to waive the spousal consent requirement. Subject to the spousal consent requirement, a Participant may designate any natural or legal person or persons as Beneficiary, including a fiduciary such as a trustee of a trust or the legal representative of an estate. If a Participant designates two or more Beneficiaries, distribution to them will be in such proportions as the Participant specifies or, if none are specified, in equal shares. Any designation of Beneficiary will be in writing on such form as the Administrator may prescribe or consider acceptable and will be effective upon filing with the Administrator.

Any amount payable upon the death of a Participant that is not distributed pursuant to a designation of beneficiary under the preceding paragraph, for any reason whatsoever, will be paid to the Participant’s estate.

The Administrator may make a distribution upon a Participant’s death in accordance with a prior designation of beneficiary (and will be fully protected in so doing) if such distribution (i) is made before a later designation is received or (ii) is due to the Administrator’s inability to verify the authenticity of a later designation. Such a distribution will discharge the Company and Administrator of all liability under this Plan for the amount distributed.

Disability	The Participant’s Account balance (if any) will be distributed as a lump sum payment to him or her (or to a duly appointed guardian or representative), within 120 days after confirmation of the Participant’s Disability, notwithstanding any prior election the Participant made to defer distribution. The following rules apply to distributions if a Participant suffers a Disability:

The Administrator will only direct a distribution after it receives such evidence of the Participant’s Disability as the Administrator considers necessary.

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

“Disability” means an incapacity of a nature and duration that would qualify a Participant for benefits under the Barclays Bank PLC Long Term Disability Plan if he or she participated in such plan.

Form and Timing	Distributions from the Plan will be in the form of cash (unless the Administrator determines otherwise).

A Participant may elect to receive distributable amounts in either a single payment on an elected distribution date or in a series of up to ten annual installments, payable on such date and on each subsequent anniversary of such date for the total number of installment years elected. Annual installments will be paid in an amount, less applicable withholding taxes, determined by multiplying the total amount distributable by a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid annual installments.

If a Participant remains employed by the Company or an Eligible Affiliate, until an elected distribution date, amounts will be distributed, pursuant to his election, in either a single distribution on such date or in installment payments that commence on that date and then continue to be made on the anniversary of that date for the duration of the installment period, unless accelerated in accordance with the terms of this Plan.

Acceleration of Distribution; Hardship	If a Participant has a serious Financial Hardship, he or she may apply to the Administrator for an accelerated distribution from the Plan. If the Administrator approves the hardship distribution, the Plan will make the distribution as soon as possible after the later of the date the Participant specified in his or her request or the date the Administrator approves the distribution. The amount of the distribution will be the amount needed to alleviate the Participant’s Financial Hardship, as determined by the Administrator, up to a maximum of the Participant’s interest in his or her Account. Such a distribution will be made from the Participant’s Account in a single lump-sum distribution.

“Financial Hardship” will be limited to the following: bankruptcy or impending bankruptcy of the Participant, unexpected and unreimbursed major expenses resulting from illness to person or accident to person (including the Participant, spouse and/or dependents) or property of the Participant and/or spouse, and other types of unexpected and unreimbursed expenses

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

of a major nature that normally would not be budgetable. Financial hardship will not include expenses such as down payments on a home or purchase of an auto, cost of travel, vacation, college education, or the like.

Incapacity; Unclaimed Benefits	If the Administrator determines that a Participant or Beneficiary is unable to care for his or her affairs and a legal representative has not been appointed for such person, the Administrator may, in its sole and absolute discretion (i) suspend payment to such Participant or Beneficiary until such legal representative is appointed, or (ii) direct that any benefits payable will be paid to the spouse, child, parent or other blood relative of such Participant or Beneficiary, or (if and as recognized by the state of domicile of the Participant or Beneficiary) to the domestic partner of such Participant or Beneficiary, or to any other person or entity, so long as applicable law permits such payment and discharges completely all liability of the Company and any Participating Affiliate under the Plan to such Participant or Beneficiary. Furthermore, the Administrator may, in its sole discretion, direct that payments due to a Beneficiary who is a minor may be paid instead to the person who is the minor’s guardian or has custody of the minor.

If, after diligent and documented efforts, the Administrator cannot locate a Participant or the Beneficiaries to whom the Plan should make payments, the Account so payable will be forfeited.

Administrator	The Administrator will be the [Pension\Thrift] Committee of the New York branch of the Company.

The Administrator is responsible for the general operation and administration of this Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. The Administrator’s determinations under the Plan need not be uniform and need not consider whether possible recipients are similarly situated. No member of the Administrator may vote or act on any matter that relates exclusively to himself/herself as a Participant.

The Administrator’s powers will include, but not be limited to, the power to amend, waive, or extend any provision or limitation under this Plan. The Administrator may act through meetings of a majority of its members or by unanimous consent.

Agreements	Deferral Agreements will set forth the terms of participation in Deferrals and will include such terms and conditions, consistent

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

with this Plan, as the Administrator may determine are necessary or advisable. To the extent a Deferral Agreement contains any provision that contradicts any provision of this Plan, the terms of the provision of this Plan supersede the contradictory provision of the Deferral Agreement. The Deferral Agreements may contain special rules.

Fair Market Value	“Fair Market Value” of a Notional Investment under the Plan, on a given date, will be as follows: (i) with respect to any mutual fund, net asset value as reported in the U.S. edition of The Wall Street Journal with respect to the date of valuation, and (ii) with respect to any alternative investment, the value, as determined in good faith by the Administrator or its designee, based on all relevant factors for determining the fair market value of an investment of such type and nature. The Administrator will determine the Fair Market Value for purposes of the Plan using any measure of value it determines in good faith to be appropriate, consistent the preceding sentence. In determining Fair Market Value, the Administrator or its designee may rely upon a valuation made by independent third party appraisers experienced in the valuation of investments similar to the investment or may, as it considers appropriate, rely on third party determinations of value by the managing member, general partner, or investment manager of an investment vehicle used as a Notional Investment. For Notional Investments in hedge funds, the Administrator will, unless it determines some other treatment is appropriate, use the value quoted in the hedge fund’s most recent monthly statement preceding the date as of which the Administrator determines value.

The Administrator has sole discretion to determine the Fair Market Value for purposes of this Plan, and all benefits under this Plan are conditioned on the Participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different and also reasonable determination.

Affiliate Employees	Employees of Participating Affiliates will be entitled to participate in the Plan if they otherwise qualify and if the Administrator selects them. “Participating Affiliate” means any Eligible Affiliate other than those the Administrator specifies. “Eligible Affiliate” means a branch or office of the Company located in the United States of America or any other branch, office, subsidiary, or affiliate of the Company located in a state, territory or commonwealth of the United States of America, excluding Barclays USA Inc. and all of its direct and indirect subsidiaries.

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

Legal Compliance	No provision in the Plan or action taken under it authorizes any action that Federal or state laws otherwise prohibit.

This Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933 (“Securities Act”) and the Securities Exchange Act of 1934 and all regulations and rules the Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan will be treated as amended to the extent necessary to conform to such laws, rules, and regulations.

Tax Withholding	The Participant must satisfy all applicable foreign, Federal, state, and local income and employment tax withholding requirements before or at the same time as the Company makes any Payments. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from other compensation, the Participant must pay the Company, with a cashier’s check or certified check, the full amounts, if any, required for withholding.

Transfers, Assignments, and Pledges, and Offsets	No interest in a Participant’s Account or any payments due under the Plan may be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant (or any Beneficiary) to any person, except by will or by operation of applicable laws of descent and distribution. Other than by will, the laws of inheritance, or by appointment of a Beneficiary, no right under the Plan is subject to anticipation, attachment, lien, claim, liability, encumbrance, or obligation by or with respect to any Participant, except as the law otherwise requires, nor be subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

The Company may reduce any payments due under this Plan by the amount, if any, the Participant owes to the Company or any Eligible Affiliate, including, without limitation, any amount arising

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

out of the Participant’s conversion or wrongful misappropriation of the Company’s or its Affiliates’ property.

Assets	The Plan is an unfunded plan. The Company will pay benefits payable under this Plan to a Participant or his Beneficiary directly from its general assets, and Participants will be treated only as general unsecured creditors of the Company. Neither the Company nor any Participating Affiliate is required to fund, or otherwise segregate assets to be used for payment or benefits under the Plan. Notwithstanding the foregoing, the Company and the Participating Affiliates, in the Administrator’s discretion, may maintain one or more grantor trusts (“Trust”) of which the applicable employer is treated as the owner under Section 671 of the Code to provide for the payment of benefits under the Plan, subject to such terms and conditions as the Administrator may consider necessary or advisable to ensure that benefits are not includible, by reason of such Trust, in the taxable income of any Participant (or Beneficiary) and that existence of such a Trust does not cause the Plan to be considered “funded” for purposes of Title I of ERISA. Any trust or trusts designated to hold assets in connection with the Plan also may hold assets previously deferred under any predecessor plan or assets previously deferred under other deferred compensation plans of the Company or any Participating Affiliate or the affiliate or any predecessor of either.

Any payment by a Trust of benefits provided to a Participant under the Plan will be considered payment by the Company or applicable Participating Affiliate and will discharge the Company and the Participating Affiliates from any further liability under the Plan for such payments.

Amendment or Termination of Plan and Deferrals	The Board of Directors of the Company (the “Board”) may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their Beneficiaries. Except as required by law or under Acceleration of Payments, the Administrator may not, without the Participant’s or Beneficiary’s consent, modify the terms and conditions of participation under the Plan so as to adversely affect the Participant.

Acceleration of Payments	Notwithstanding anything to the contrary set forth in this Plan, the Administrator will have the right, in its sole discretion and without the consent of any Participant, to accelerate the payment of all or a portion of a Participant’s Account for any reason the Administrator may determine to be appropriate (for example, the termination of

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

the Plan, changes in tax laws or applicable accounting principles, or the Administrator’s determination that remaining installments are too small for it to be administratively practical to continue (or begin) making installment payments)). The Administrator will have the authority, but no obligation, to cause any such acceleration under those circumstances.

Required Release	Participants must agree (for themselves and any Beneficiaries) that payments in accordance with the Plan’s provisions will fully satisfy all claims for the awards or other compensation deferred and relating to the Deferrals and/or any Account to which the payments relate against the Company or any Participating Affiliate or the Administrator. The Administrator or the Company may require such Participant or Beneficiary (or any legal representative thereof), as a condition to such payments, to execute a receipt and release to such effect.

Effect on Other Plans	Whether participating in this Plan causes the Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

Limitations on Liability	Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s gross negligence or willful misconduct.

Data Collection	The Administrator will keep (or arrange for the keeping of) all data, records, books of account and instruments pertaining to Plan administration. Each Eligible Affiliate will supply all information the Administrator requires to administer the Plan with respect to Participants employed by it, and the Administrator may rely upon the accuracy of such information.

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan

No Employment Contract	Nothing contained in this Plan constitutes an employment contract between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with the Company.

Applicable Law	The laws of the State of New York (other than its choice of law provisions) govern this Plan and its interpretation.

Barclays Bank PLC
U.S. Senior Management
Deferred Compensation Plan